Filed Pursuant to Rule 424(b)(2)
                                                  Registration No. 33-60939


  PRICING SUPPLEMENT NO. 6 DATED JANUARY 6, 1998
  ----------------------------------------------
  (To Prospectus dated July 28, 1995 and
  U.S. Prospectus Supplement dated August 4, 1995)

                              U.S.$584,662,000

                           McDONALD'S CORPORATION

                         Medium-Term Notes, Series E
                             (Fixed Rate Notes)
             Due from Nine Months to 60 Years from Date of Issue

     The following description of the terms of the Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the descriptions included in the Prospectus and Prospectus Supplement referred to above, to which descriptions reference is hereby made.

  Principal Amount:        U.S.$200,000,000

  Issue Price:             99.924% of the principal amount of the Notes

  Original Issue Date:     January 9, 1998

  Stated Maturity:         January 15, 2008

  Interest Rate:           5.95% per annum

  Interest Payment Dates:  January 15 and July 15 of each year, commencing
                           July 15, 1998
     (Applicable only if other than February 15 and August 15 of each year)

  Regular Record Dates:    January 1 and July 1 of each year
     (Applicable only if other than February 1 and August 1 of each year)

  Form:     /x/  Book-Entry        / /  Certificated

  Specified Currency: U.S. dollars
     (If other than U.S. dollars, see attachment hereto)

  Option to Receive Payments in Specified Currency:    / /  Yes    / /  No
     (Applicable only if Specified Currency is other than U.S. dollars and if Note is not in Book Entry form)

  Authorized Denominations:     U.S.$1,000 minimum
     (Applicable only if other than U.S.$100,000 and increments of U.S.$1,000 or if Specified Currency is other than U.S. dollars)

  Method of Payment of Principal:
     (Applicable only if other than immediately available funds)

  Optional Redemption:  / /  The Notes cannot be redeemed prior to Stated
                             Maturity.

                        /x/  The Notes can be redeemed prior to Stated
                             Maturity.

     Optional Redemption Dates: The Notes will be redeemable in whole or in part, at the option of McDonald's Corporation (the "Company") at any time (a "Company Redemption Date").

     Redemption Prices:

     / /  The Redemption Price shall initially be         % of the
  principal amount of the Note to be redeemed and shall decline at each
  anniversary of the initial Optional Redemption Date by          % of the
  principal amount to be redeemed until the Redemption Price is 100% of such principal amount; provided, however, that in the case of an Original Issue Discount Note, the Redemption Price shall be the Amortized Face Amount of the principal amount to be redeemed.

     /x/  Other:

       The Notes will be redeemable at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Company Redemption Date on the semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 10 basis points, plus, in either case, accrued and unpaid interest on the principal amount being redeemed to the Company Redemption Date.

       "Treasury Rate" means, with respect to any Company Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Company Redemption Date.

       "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by First Union National Bank, or its successor, as Trustee (the "Trustee") after consultation with the Company.

       "Comparable Treasury Price" means, with respect to any Company Redemption Date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such Company Redemption Date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for such Company Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations. ``Reference Treasury Dealer Quotations'' means, with respect to each Reference Treasury Dealer and any Company Redemption Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such Company Redemption Date.

       ``Reference Treasury Dealer'' means J.P. Morgan Securities Inc. and any additional reference dealers appointed by the Company at the sole discretion of the Company, and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a ``Primary Treasury Dealer''), the Company will substitute therefor another Primary Treasury Dealer.

       Notice of any redemption by the Company will be mailed at least 30 days but not more than 60 days before any Company Redemption Date to each holder of Notes to be redeemed.

       Unless the Company defaults in payment of the redemption price, on and after any Company Redemption Date interest will cease to accrue on the Notes or portions thereof called for redemption.

  Sinking Fund:       /x/  The Notes are not subject to a Sinking Fund.

                      / /  The Notes are subject to a Sinking Fund.

     Sinking Fund Dates:

     Sinking Fund Amounts:

  Amortizing Note:         / /  Yes    /x/  No

     Amortization Schedule:

  Optional Repayment:      / /  Yes    /x/  No

     Optional Repayment Dates:

     Optional Repayment Prices:

  Original Issue Discount Note: / /  Yes    /x/  No

     Total Amount of OID:

     Yield to Stated Maturity:

     Initial Accrual Period OID:

  Calculation Agent (if other than Principal Paying Agent):

  Agent's discount or commission: .650% of the principal amount of the
                                  Notes

  Net proceeds to Company (if sale to Agent as principal): 99.274% of the principal amount of the Notes

  Agent's Capacity:        / /  Agent    /x/  Principal

  Agents:             J.P. Morgan & Co.
                      Merrill Lynch & Co.
                      Goldman, Sachs & Co.
                      Salomon Smith Barney
                      Morgan Stanley Dean Witter
                      Chase Securities Inc.
                      BancAmerica Robertson Stephens

  CUSIP:              580 13 MDE 1

  Plan of Distribution:    J.P. Morgan Securities Inc. is acting as a
                           representative of the Agents listed above, each of which has severally agreed to purchase the principal amount of the Notes set forth opposite its name:

            J.P. Morgan Securities Inc.         $36,000,000
            Merrill Lynch, Pierce,
              Fenner & Smith Incorporated        36,000,000
            Goldman, Sachs & Co.                 36,000,000
            Salomon Brothers Inc                 36,000,000
            Morgan Stanley & Co. Incorporated    36,000,000
            Chase Securities Inc.                10,000,000
            BancAmerica Robertson Stephens       10,000,000
                                                -----------
                                                $200,000,00
                                                ===========

     Notwithstanding the above, J.P. Morgan Securities Inc. has agreed to purchase or cause to be purchased any Note which any defaulting Agent or Agents have agreed but failed or refused to purchase.